Exhibit 10.1

January 5, 2022

Dennis Curran

77 Charlton Street Unit S3C

New York, NY 10014

Re: Offer of Employment

Dear Dennis:

1.	Offer and Position

We are very pleased to extend an offer of employment to you for the position of Chief Operating Officer (“COO”) of Acreage Holdings, Inc. (the “Company”). Your employment is contingent upon the successful completion of a review of references and background checks and will be subject to the terms and conditions set forth in this letter (the “Offer Letter”). This Offer Letter will be binding upon execution (the “Execution Date”). The Board of Directors of the Company (“Board”) will take all such actions required for you to be appointed as COO as of the Start Date (as defined below).

2.	Duties, Authority and Responsibilities

In your capacity as COO, you will have such duties, authorities and responsibilities as are (a) commensurate with such title (subject to oversight by the Chief Executive Officer (“CEO”) of the Company), (b) required of such position, and (c) assigned to you from time to time by the CEO that are reasonably consistent with your position. You will report directly to the CEO and will be subject to and comply with the Company’s written policies during your employment with the Company (including but not limited to policies related to prohibited harassment, discrimination, and retaliation, and prohibited insider trading). You agree to devote substantially all of your business time and attention to the performance of your duties; provided that (x) you shall not be precluded from engaging in civic, charitable or religious activities, (y) you shall not be precluded from serving on the board of directors of a corporation or similar governing body of another company that is not a competitor to the Company or its subsidiaries and that is approved in advance by the Board, provided however, that while you are COO you will not serve on more than one (1) other board of directors for any other for-profit business and may be required to resign from these boards in the event that such service interferes with your ability to perform the duties of COO for the Company , and (z) you shall not be precluded from managing your passive investments. Notwithstanding the foregoing, any outside activities must be in compliance with the Company’s policies, including its Code of Ethics, including approval procedures, and must not materially interfere with your duties as COO.

3.	Start Date

Your start date will be March 1, 2022 (the “Start Date”).

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4.	Base Salary

In consideration of your services, you will be paid an initial base salary of $350,000 per year, subject to periodic reviews by the Compensation Committee of the Board (the “Committee”), as determined in its sole and absolute discretion, payable in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required by law. Your initial base salary and any such adjustment in initial base salary shall constitute “Base Salary” for the purposes of this Offer Letter.

5.	Annual Bonus Award

During your employment, you will be eligible to receive an annual bonus award, with terms and conditions approved by the Committee. Beginning in 2022, your target annual Short Term Incentive (“STI”) bonus award opportunity will be seventy-five percent (75%) of your base salary with the opportunity to go to one-hundred and fifty percent (150%) of your base salary if so approved by the Committee, based on the satisfaction of certain Company financial performance targets, subject to annual review by the Committee. The decision to provide any annual STI bonus and the amount and terms of any annual bonus award shall be in the sole and absolute discretion of the Committee. The Committee shall determine achievement of all of the financial performance targets for the annual bonus award along with the form of the award.

You will receive no bonus under this Section if you are not employed by the Company on the date the Committee finalizes the amount of and authorizes payment of the annual bonus award. The Company will have such authority to demand the repayment or “claw back” of any amounts paid pursuant to this opportunity as needed to comply with all applicable laws and regulations.

6.	Equity Award

During your employment with the Company, you will be eligible to participate in the Acreage Holdings, Inc. annual Omnibus Equity Incentive Plan, as amended from time to time (the “Omnibus Plan”), and receive equity awards thereunder in the form as determined by the Committee, and subject to vesting and other conditions as set forth in the Omnibus Plan and the applicable award agreements.

Subject to approval by the Board, the Company will grant you an initial equity award under the Omnibus Plan (the “Equity Award”). The Equity Award will be granted on or about your Start Date and is intended to cover any equity award for 2022. The equity award will have a total value of up to $1,050,000, consisting of New Restricted Stock Units and Floating Restricted Stock Units (the “RSUs”) and New Options and Floating Options, (the “Options”). The amount and type of RSUs (New/Floating) and Options (New/Floating) shall be determined solely by the Board and shall be consistent with the type of award issued to the Executive Team of the Company.

The total number of shares of RSUs and Options subject to the Equity Award will be equal to (a) $1,050,000 divided by (b) the closing price of the Company’s Common Stock on the Canadian Securities Exchange on the Start Date. The Equity Award will vest annually in one-third increments on the first, second, and third anniversary of your Start Date, provided that you are still employed by the Company on such dates. The vesting of your RSUs may also have a performance component to be determined by the Board at the time your Equity Award is formally approved. The Options issued pursuant to the Equity Award will expire five years following the date of the grant.

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The Equity Award will be granted under and subject to the terms of the Omnibus Plan and evidenced in writing by, and subject to the terms of the Options and RSU award agreements.

7.	Minimization of Tax Consequences

The Company agrees to use commercially reasonable efforts in cooperation with you to minimize any tax consequences that you may have as a result of any compensation earned under this Offer Letter, including but not limited to the structure, transfer or payment of stock options or restricted stock units that you have earned or may earn in the future, provided however, that the Company shall not be required to take any actions that would result in an adverse tax, business, financial or other negative impact on the Company or an increase in cost for the Company, and further provided that the Company shall comply with all applicable laws, statutes, and regulations.

8.	Other Benefits and Perquisites

Following the Start Date, you also will be eligible to participate in the employee benefit plans and programs generally available to the Company’s employees and consistent with such plans and programs of the Company as in effect as of the date hereof, including but not limited to medical, life and disability insurance, retirement, vacation/paid time off, fringe benefit, perquisite, business expense reimbursement and travel plans or programs, in accordance with and subject to eligibility and other terms and conditions of such plans and programs, as in effect from time to time. The Company reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason except as set forth in this Offer Letter.

9.	Withholding

All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.

10.	Termination Without Cause

If the Company terminates your employment without Cause (as defined below in this Section 10), then upon execution of a reasonable and customary separation agreement and general release of claims satisfactory to the Company (which shall be governed by New York law, and referred to as the “Release”), the Company shall provide you with the following severance benefits (the “Severance Benefits”), provided however, that your eligibility for the Severance Benefits will not be triggered until you have been employed with the Company for at least three (3) months:

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(a) Severance Benefits. Commencing on the first payroll date following the effective date of the Release, the Company will pay Severance Benefits equal to your Base Salary for a period of twelve (12) months, payable in installments on the Company’s regular payroll dates, subject to required and authorized normal withholdings and deductions. Notwithstanding the foregoing, in the event that the period during which you can consider, adopt and/or revoke the Release shall cross calendar years, all payments made during such period shall accumulate and be made in the succeeding calendar year.

(b) Medical Benefits. If you timely elect continuation of medical coverage under the Consolidated Omnibus Budget and Reconciliation Act of 1985, as amended, or, if applicable, state insurances laws (collectively, “COBRA”), then, as part of your Severance Benefits, the Company will pay the employer portion of the premiums necessary to continue your medical coverage (including coverage for eligible dependents, if applicable) through the period starting on the termination date and ending on the earliest to occur of: (i) the one-year anniversary of your termination date, (ii) the date you and your eligible dependents, if applicable, become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. If you become eligible for coverage under another employer’s group health plan, you must notify the Company of such event.

(c) Outstanding Stock Options/RSU’s. Notwithstanding any other provision to the contrary, to the fullest extent permitted by applicable law, as part of your Severance Benefits, you shall have the right to exercise any vested Options or RSU’s for a period of twelve (12) months following a Termination of Service (as such term is defined in the Omnibus Plan); provided however, that in the event of a Change in Control (as such term is defined in the Omnibus Plan) during the Severance Period, your vested Options or RSU shall be treated in the same manner as other vested Options or RSUs issued and outstanding for other similarly situated active employees of the Company.

(d) Breach of Severance Obligations. If at any time while you are receiving Severance Benefits from the Company, you materially breach any contractual or other obligation to the Company (to be determined at the discretion of the Board), the Severance Benefits as described above shall immediately cease. Following termination of your employment, any benefits to which you may be entitled pursuant to the Company’s employee benefit plans and policies shall be determined and paid in accordance with the terms of such plans and policies, and you shall have no further right to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to future periods after such termination.

(e) Cause. For purposes of this Section 10, “Cause” means any of the following: (i) you have engaged in acts of dishonesty, or acts of fraud or other unlawful behavior against or at the expense of the Company; (ii) you have been convicted of, or pleaded nolo contendere, to any felony or crime of moral turpitude; (iii) your gross negligence or willful misconduct in the performance of your duties to the Company; (iv) you have engaged in any conduct which materially and adversely affects the business affairs of the Company, or violates the policies of the Company; (v) you have refused to substantially perform your duties and responsibilities, or persistently neglect your duties, or experience chronic unapproved absenteeism, in each case which continues after you receive written notice thereof from the Company; (vi) your unauthorized disclosure of trade secrets or other confidential information of the Company; or (vii) you breach any fiduciary duty owed to the Company. The determination of whether “Cause” exists shall be made by the Board, and its determination shall be final, conclusive and binding.

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11.	At-will Employment

Your employment with the Company will be for no specific period of time. Rather, your employment will be at-will, meaning that you or the Board may terminate your employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason. Nothing in this Offer Letter shall be construed to alter the at-will nature of your employment with the Company. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed on behalf of the Company by an authorized officer of the Company. Upon the termination of your employment with the Company for any reason, you will immediately and without the need for any additional action be deemed to have resigned from all officer positions with the Company and any position you might then hold as a member of the governing boards of the Company.

12.	Governing Law; Entire Agreement

This Offer Letter shall be governed by the laws of the State of New York, without regard to conflict of law principles. Unless specifically provided herein, this Offer Letter contains all of the understandings and representations between you and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

13.	Indemnification

The Company shall defend, indemnify and hold you harmless to the maximum extent permitted by applicable law, against all claims, liabilities, costs, charges and expenses incurred or sustained by you in connection with any action, lawsuit, arbitration, mediation or other proceeding to which you may be made a party by reason of being an Officer, Director or employee of the Company, to the extent based on actions taken in the course and scope of your employment with the Company.

14.	Mandatory Arbitration

Any dispute, controversy or claim arising out of or related to this Offer Letter or any breach of this Offer Letter, or arising out of or related to your employment with the Company, shall be submitted to and decided by mandatory binding arbitration administered under New York law and venued in New York City. You and the Company agree that each is giving up the right to a jury trial or to file a lawsuit in court against the other, as well as the right to bring a class or collective action against the other in court or in arbitration. The parties agree to jointly select a retired Judge as the single arbitrator, who shall have the power and authority, with the parties’ input, to set a schedule and process for pre-hearing and hearing matters. If the parties are unable to agree on an arbitrator, then the arbitration shall be administered by the American Arbitration Association and shall be conducted consistent with the rules, regulations and requirements thereof as well as any requirements imposed by state law. Any arbitral award determination shall be final and binding upon the parties.

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15.	Representations

You represent that you are not party to any agreement that would limit your ability to accept this Offer Letter and to discharge your duties to the Company.

16.	Section 409A

The intent of the parties is that the payments and benefits under this Offer Letter comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations and Internal Revenue Service notices thereunder, and accordingly, to the maximum extent permitted, this Offer Letter shall be interpreted to be in compliance therewith.

If any payment, compensation or other benefit provided to you under this Offer Letter in connection with your “separation from service” (within the meaning of Section 409A) is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are a specified employee as defined in Section 409A(2)(B)(i), no part of such payments shall be paid before the day that is six months plus one day after the date of termination or, if earlier, ten (10) business days following your death (the “New Payment Date”). The aggregate of any payments and benefits that otherwise would have been paid and/or provided to you during the period between the date of termination and the New Payment Date shall be paid to you in a lump sum on such New Payment Date. Thereafter, any payments and/or benefits that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Offer Letter. Notwithstanding anything to the contrary herein, to the extent that the foregoing delay applies to the provision of any ongoing welfare benefits, you shall pay the full cost of premiums for such welfare benefits due and payable prior to the New Payment Date and the Company will pay you an amount equal to the amount of such premiums which otherwise would have been paid by the Company during such period within five (5) business days following its conclusion.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Offer Letter providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Offer Letter, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

All expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which you incurred the expenses. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

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For purposes of Section 409A, your right to receive any installment payments pursuant to this Offer Letter shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Offer Letter specifies a payment period with reference to a number of days (e.g., payment shall be made within 30 days following the date of termination), the actual date of payment within the specified period shall be within the sole discretion of The Company.

If you wish to accept this position, please sign below and return this Offer Letter to me within 5 days. This offer is open for you to accept until January 14, 2022, at which time it will be deemed to be withdrawn.

Sincerely,

Acreage Holdings, Inc.

By:	/s/ Peter Caldini
Name:	Peter Caldini
Title:	Chief Executive Officer

Acceptance of Offer

I have read, understood and accept all the terms of this Offer Letter. I have not relied on any agreements or representations, express or implied, with respect to such employment which are not set forth expressly in this Offer Letter or in the documents referred herein, and this Offer Letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to my employment by the Company.

/s/ Dennis Curran
Dennis Curran

1/5/2022
Date

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